MASTERWORKS

LIMITED SHARES



Banksy

Kate Moss (2005)

19%
Annual Appreciation of Similar Sales
(51 sales '06-'25)

56%
Artist Record Price Growth
('03-'25)

96% PROGRESS

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MASTERWORKS